Exhibit 3

TABLE OF CONTENTS
Page


Section 1 Authorization and Sale of Preferred Stock; Issuance of Warrants
     1.1     Authorization1
     1.2     Sale of Shares; Issuance of Warrants1
Section 2 Closing Dates; Delivery
     2.1     Closing1
     2.2     Delivery2
Section 3 Representations and Warranties of the Company
     3.1     Organization and Standing; Certificate and Bylaws2
     3.2     Corporate Power2
     3.3     Subsidiaries3
     3.4     Capitalization3
     3.5     Authorization4
     3.6     Financial Statements4
     3.7     Changes5
     3.8     Material Obligations5
     3.9     Material Contracts and Commitments6
     3.10Intellectual Property, Trademarks, etc6
     3.11Title to Properties and Assets; Liens, etc     6
     3.12Compliance with Other Instruments, None Burdensome, etc     7
     3.13Litigation, etc     7
     3.14Registration Rights     7
     3.15Governmental Consent, etc     7
     3.16Offering     8
     3.17Brokers or Finders     8
     3.18Tax Returns and Payments     8
     3.19Employee Matters     8
     3.20Disclosure.     9
     3.21Related-Party Transactions     9
     3.22Permits.     9
     3.23Proprietary Information and Inventions Agreements.     9
     3.24Minute Books     9
     3.25Material Agreements, Wilmington and Hillman..     10




TABLE OF CONTENTS
(continued)
Page


     3.26   Stockholder Approval.     10
Section 4 Representations and Warranties of the Purchasers
     4.1     Experience; Speculative Nature of Investment10
     4.2     Investment10
     4.3     Rule 14410
     4.4     No Public Market11
     4.5     Access to Data11
     4.6     Authorization11
     4.7     Brokers or Finders11
     4.8     Tax Liability12
Section 5 Conditions to Purchaser's Obligations to Close
     5.1     Representations and Warranties Correct12
     5.2     Covenants12
     5.3     Blue Sky12
     5.4     Certificate of Designation12
     5.5     Rights Agreement12
     5.6     Compliance Certificate13
     5.7     Compliance with Law13
     5.8     Opinion of Company's Counsel13
     5.9     Stockholder Approval13
     5.10  Acknowledgment of Total Anti-Dilution Rights by Existing Holders
of
Preferred Stock     13
     5.11   Silicon Valley Bank     13
Section 6 Conditions to Company's Obligations to Close
     6.1     Representations13
     6.2     Covenants14
     6.3     Blue Sky14
     6.4     Certificate of Designation14
     6.5     Rights Agreement14
     6.6     Compliance with Law14
     6.7     Stockholder Approval14
Section 7 Covenants
     7.1     Board of Directors Observer Rights14
     7.2     Stockholder Approval15
     7.3     Termination of Cryo-Asia Pte Ltd.15
Section 8 Miscellaneous
     8.1     Governing Law15
     8.2     Survival15
     8.3     Successors and Assigns15
     8.4     Entire Agreement; Amendment16
     8.5     Notices, etc16
     8.6     Delays or Omissions16
     8.7     California Corporate Securities Law17
     8.8     Counterparts17
     8.9     Severability17
     8.10   Titles and Subtitles     17
     8.11   Expenses     17
     8.12   Exculpation Among Purchasers     17
     8.13   Finders Fees     18

EXHIBITS

               A     Schedule of Purchasers

               B     Certificate of Designation for Series D Preferred Stock

               C     Warrants

               D     Third Amended and Restated Stockholder Rights Agreement

               E     Compliance Certificate

               F     Opinion of Counsel

SUPERCONDUCTOR TECHNOLOGIES, INC.
SERIES D PREFERRED STOCK PURCHASE AGREEMENT

     THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of June ___, 1999 by and among Superconductor Technologies Inc., a Delaware corporation (the "Company"), and the purchasers identified on Exhibit
A hereto (the "Purchasers").
Section 1

Authorization and Sale of Preferred Stock; Issuance of Warrants

     . The Company will, prior to the Initial Closing (as defined below), authorize the sale and issuance of (i) 130,000 shares (the "Shares") of the Company's Series D Preferred Stock ("Series D Preferred"), having the rights, privileges and preferences as set forth in the Series D Preferred Stock Certificate of Designation (the "Certificate") in the form attached to this Agreement as Exhibit B and (ii) the warrants in the form attached to this Agreement as Exhibit C (the "Warrants") to purchase up to 260,000 shares of the Company=s Common Stock at a price of $3.00 per share.

     . Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase, and the Company agrees to sell and issue to each Purchaser, the number of Shares and number of Warrants set forth next to such Purchaser=s name on Exhibit A, for the purchase price set forth opposite such Purchaser=s on Exhibit A. The Company=s agreement with each Purchaser is a separate agreement, and the sale of the Shares and Warrants to each Purchaser is a separate sale.
Section 2

Closing Dates; Delivery

     . The closing for the purchase and sale of the Shares and the issuance of the
     -2-

Warrants hereunder shall take place at two closings (each of which is referred to in this Agreement as a AClosing@). The initial closing (the AInitial Closing@) shall take place as soon as practical following satisfaction of the closing conditions, and a second closing (the ASecond Closing@) shall take place as early as practical following receipt by the Company of Stockholder approval of the Series D Preferred Stock financing as required by the rules of the Nasdaq Stock Market (AStockholder Approval@). Absent review by the Securities and Exchange Commission (the ASEC@) of the Company=s proxy statement relating to the Stockholder Approval, the Second Closing shall occur on or before August 1, 1999. The Company may sell in the Second Closing up to the balance of the authorized shares of Series D Preferred and Warrants not sold at the Initial Closing to such purchasers as may be approved by the Company=s Board of Directors (the "Board"). All such sales shall be made on the terms and conditions set forth in this Agreement. Any shares of Series D Preferred sold at each Closing shall be deemed to be "Shares" for all purposes under this Agreement and any purchasers thereof shall be deemed to be "Purchasers" for all purposes under this Agreement. Each Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 2:00 p.m. local time, on each Closing Date, or at such other time and place upon which the Company and the Purchasers shall agree.

     . At each Closing, the Company will deliver to each Purchaser a certificate registered in such Purchaser's name representing the number of Shares set forth next to such Purchasers' name on Exhibit A and a Warrant for the purchase of the number of shares of Common Stock set forth next to such Purchaser=s name on Exhibit A, against payment of the purchase price set forth next to such Purchaser's name of Exhibit A (the "Purchase Price") by cashier's or certified check payable to the Company, cancellation of indebtedness, or wire transfer of immediately available funds per the Company's instructions.
Section 3

Representations and Warranties of the Company
     Except as set forth on Schedule of Exceptions provided to the Purchasers, the Company represents and warrants to the Purchasers at each Closing as follows:

     . The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company's business, operating results or financial condition (a "Material Adverse Effect").

     . The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and that certain Third Amended and Restated Stockholder Rights Agreement substantially in the form attached hereto as Exhibit C (the "Rights Agreement"), to sell and issue the Warrants and Shares hereunder, to issue the shares of the common stock of the Company (the "Common Stock") issuable upon conversion of the Shares, to issue the Common Stock issuable on exercise of the Warrants and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement (together the "Agreements").

     . Except for Cryo-Asia Pte Ltd., a joint venture with Alantac in Singapore, the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

     .       (a)     The authorized capital stock of the Company consists or
will, upon the filing prior to the Closing of the Certificate, consist of (i) 30,000,000 shares of Common Stock, par value $0.001 per share, of which 7,737,216 shares are issued and outstanding as of June ___, 1999, and (ii) 2,000,000 shares of Preferred Stock, of which (1) 64,584 shares have been designated "Series A-2 Preferred," all of which are issued and outstanding,
(2) 12,500 shares have been designated "Series A-3 Preferred," all of which are issued and outstanding, (3) 50,000 shares have been designated "Series B-1
Preferred", all of which are issued and outstanding, and (4) 41,667 shares have been designated "Series C Preferred," all of which were issued and outstanding, and (5) 130,000 shares have been designated "Series D Preferred," none of which were issued and outstanding prior to the Initial Closing. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.
          (b) As of the date of the Closing, the Company has reserved (i) 130,000 shares of Series D Preferred Stock for issuance hereunder, (ii) 6,170,130 shares of Common Stock for issuance upon conversion of all shares of
Company Preferred Stock to be issued and outstanding following the Closings, consisting of (1) 1,333,031 shares for issuance upon conversion of Series A-2 Preferred Stock, (2) 270,116 shares for issuance upon conversion of Series A-3
Preferred Stock, (3) 1,080,465 shares for issuance upon conversion of Series B-1 Preferred Stock, (4) 886,518 shares for issuance upon conversion of Series
C Preferred Stock, and (5) 2,600,000 shares for issuance upon conversion of Series D Preferred Stock, (iii) 410,580 shares of Common Stock for issuance upon exercise of warrants issued in connection with the Company's prior Preferred Stock financings, (iv) 260,000 shares of Common Stock for issuance upon exercise of the Warrants, (v) 75,000 shares of Common Stock for issuance upon exercise of Warrants issued in connection with the Exchange Agreement (the "Exchange Agreement") entered into between the Company and holders of Company Preferred Stock as of February 26, 1999, (vii) 2,918,293 shares of its
Common Stock for issuance to employees, consultants or directors pursuant to its 1992 Director Option Plan, 1992 Stock Option Plan, Amended and Restated 1988 Stock Option Plan, 1998 Nonstatutory Option Plan and 1999 Stock Plan of which options to purchase 1,884,851 shares are issued and outstanding and
(viii) a total of 281,431 shares of Common Stock for issuance upon exercise of certain outstanding warrants as identified in the Schedule of Exceptions.
          The Common Stock, the Series A-2, Series A-3, Series B-1 and Series C Preferred shall have the rights, preferences, privileges and restrictions set forth in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), copies of which have been provided to the Purchasers. The Series D Preferred shall have the rights set forth in the Certificate. Except as set forth above, and in the Schedule of Exceptions, there are no options, warrants, or other rights to purchase any of the Company's authorized and unissued capital stock.
          Except as set forth on the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.

     . All corporate action on the part of the Company and its directors necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, and the performance of all of the Company's obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the indemnification provisions of Section 1.11 of the Rights Agreement may further be limited by principles of public policy. The Warrants and Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the certificate representing the Warrants and the Certificate; the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Incorporation of the Company, the Certificate and the certificate representing the Warrants will be validly issued, and will be fully paid and nonassessable; and the Shares and the Common Stock issued upon conversion of the Shares and upon exercise of the Warrants, will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchaser; provided, however, that the Shares, and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Rights Agreement.

     . The Company has made available to each Purchaser copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999 (the "Reports"). The financial statements included within the Reports are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject only, in the case of financial statements included in the Quarterly Report, to footnotes and normal year-end adjustments.

     . Since the date of the Company's last Quarterly Report on Form 10-Q, there has not been:
          (a) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been in any case materially adverse;
          (b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;
          (c) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
          (d) Any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business;
          (e) Any declaration or payment of any dividend or other distribution by the Company; or
          (f) To the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the business operations, assets or financial condition of the Company;
          (g) Any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);
          (h) Any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;
          (i) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
          (j) Any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;
          (k) Any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;
          (l) Any agreement or commitment by the Company to do any of the things described in items (a) through (k) above.

     . The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Reports, and (ii) liabilities and obligations which have been incurred subsequent to April 3, 1999, in the ordinary course of business which have not been, either in any case or in the aggregate, material.

     . To the best of the Company's knowledge, all of the contracts, agreements and instruments to which the Company is a party and which are set forth or incorporated by reference in the Reports and all such contracts, agreements and instruments which would be required to be set forth in the Reports, if such Reports were dated as of the Closing (the "Material Agreements") are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     . To the best of its knowledge (but without having conducted any special investigation or patent search), the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Except for agreements with its own employees or consultants, substantially in the form referenced in Section 3.23 below, and standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee=s best efforts to promote the interests of the Company or that would conflict with the Company=s business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company=s business by the employees of the Company, nor the conduct of the Company=s business as proposed, will, to the best of the Company=s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

     . The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

     . The Company is not in violation of any term of the Certificate of Incorporation or Bylaws, each as amended to date, or in any material respect of any term or provision of any Material Agreement, judgment, decree, order, statute, rule or regulation applicable to the Company in any respect that could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the issuance of the
Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Certificate of Incorporation or Bylaws, as amended, nor any of the Material Agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

     . There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof) which, if adversely determined, would have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     . Except as set forth in the Rights Agreement attached hereto as Exhibit
D, and the Amended and Restated Registration Rights Agreement entered into between the Company and the holders of Company Series B-1 Preferred Stock, the
Company is not under any contractual obligation to register (as defined in Section 1.2 of the Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

     . No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, or the consummation of any other transaction contemplated hereby or thereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State, and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer, sale and issuance of the Warrants and Shares (and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants) under the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     . Subject to the accuracy of the Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Warrants and Shares to be issued in conformity with the terms of this Agreement, and the issuance of the Common
Stock to be issued upon conversion of the Shares and upon exercise of the Warrants, constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

     . Except as disclosed in the Disclosure Schedule, the Company has not engaged any brokers, finders or agents, and the Purchasers have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

     . The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the date hereof have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

     . To the best of the Company=s knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of the Company=s employees belongs to any union or collective bargaining unit. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Company=s knowledge, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee of his or her best efforts with respect to such business. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.
     3.20 Disclosure. The Company has provided each Purchaser with all the information reasonably available to it without undue expense that such Purchaser has requested for deciding whether to purchase the Series D Preferred Stock and all information that the Company believes is reasonably necessary to enable such Purchaser to make such decision. To the best of the Company=s knowledge after reasonable investigation, neither this Agreement nor any other agreements, written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
     3.21 Related-Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the best of the Company=s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. To the best of the Company=s knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person=s ownership of capital stock or other securities of the Company).
     3.22 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     3.23 Proprietary Information and Inventions Agreements. Each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement substantially in the form or forms which have been delivered to special counsel for the Purchasers.
     3.24 Minute Books. The copy of the minute books of the Company provided to the Purchasers= special counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.
     3.25 Material Agreements, Wilmington and Hillman. The Company has provided true and accurate copies of all Material Agreements not currently set forth or incorporated by reference in the Reports and all agreements between the Company and Wilmington Securities, Inc. or any affiliate of the Hillman Company.
     3.26 Stockholder Approval. The Company has obtained stockholder approval of Proposal Two (as described in the Company=s 1999 Annual Meeting Proxy Statement) at the Annual Meeting of Stockholders held on June 2, 1999.
Section 4

Representations and Warranties of the Purchasers
     Each Purchaser severally represents and warrants to the Company with respect to the purchase of Shares by and the issuance of the Warrants to such Purchaser, as follows:

     . The Purchaser (or its principals or advisors) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Purchaser is in a position to lose the entire amount of such investment.

     . The Purchaser is acquiring the Warrants, Shares and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Warrants and Series D Preferred to be purchased hereby and the underlying Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

     . The Purchaser acknowledges that the Warrants, Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser understands that the certificates evidencing the Warrants and Shares will be imprinted with a legend that prohibits the transfer of such securities unless they are registered or such registration is not required.

     . The Purchaser understands that no public market now exists for the Warrants and the Series D Preferred to be issued by the Company and that the Company has made no assurances that a public market will ever exist for the Warrants and the Series D Preferred.

     . The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with its management. The Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

     . The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as the indemnification provisions of
Section 1.10 of the Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     . The Purchaser has not engaged any brokers, finders or agents, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.
In the event that the preceding sentence is in any way inaccurate, such Purchaser agrees to indemnify and hold harmless the Company and each other Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability) for which the Company, any other Purchaser, or any of their officers, directors, employees or representatives, is responsible.

     . The Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

Section 5

Conditions to Purchaser's Obligations to Close
     The Purchasers= obligations to purchase the Shares and Warrants at the Closing are, unless waived by the Purchasers, subject to the fulfillment of the following conditions:

     . The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

     . All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

     . The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

     . The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

     . The Company, the Purchasers and the holders of at least a majority of the ARegistrable Securities@ (as defined in the Second Amended and Restated Stockholder Rights Agreement, dated as of February 26, 1999, and the Amended and Restated Registration Rights Agreement, dated as of February 26, 1999, the
APrior Rights Agreements@) shall have executed and delivered the Rights
Agreement.

     . The Chief Executive Officer of the Company shall have executed a Compliance Certificate, in the form of Exhibit D hereto, certifying the satisfaction of the conditions to closing listed in Sections 5.1, 5.2, 5.3, 5.5, 5.7, and 5.11 hereof, and in the Second Closing, all of the foregoing conditions, plus 5.9.

     . No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

     . The Purchasers shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date and in substantially the form attached as Exhibit F.

     . The obligations of the Purchasers to purchase Shares and Warrants in the Second Closing shall be conditioned upon receipt by the Company of Stockholder Approval.
     5.10 Acknowledgment of Total Anti-Dilution Rights by Existing Holders of Preferred Stock. The obligation of the Purchasers to purchase Shares and Warrants in either Closing shall be conditioned upon receipt by the Company of a certificate signed by a majority of the holders of each of the Company=s outstanding Series A-2, Series A-3, Series B-1 and Series C Preferred Stock and related warrants acknowledging the total anti-dilution effect of the issuance of the Shares and Warrants and waiving, pursuant to Article IV,
Section 6(d)(2)(i)(G) of the Certificate of Incorporation, any claims to additional anti-dilution adjustments by virtue of the issuance of the Shares and Warrants and any other securities issuances by the Company prior to the date of the Agreement.
     5.11 Silicon Valley Bank. The obligations of the Purchasers to purchase Shares and Warrants shall be conditioned upon replacement of the Company=s existing line of credit with Silicon Valley Bank with a line of credit facility with PNC Bank, N.A.
Section 6

Conditions to Company's Obligations to Close
     The Company's obligation to sell and issue the Shares at the Closing is, unless waived by the Company, subject to the fulfillment of the following conditions:

     . The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct as of the Closing Date.

     . All covenants, agreements and conditions contained in the Agreements to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

     . The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

     . The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

     . The Company, the Purchasers and the holders of at least a majority of the ARegistrable Securities@ (as defined in the Prior Rights Agreements) shall have executed and delivered the Rights Agreement.

     . No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

     . The Company=s obligation to sell and issue the Shares and Warrants at the Second Closing shall be conditioned upon receipt of Stockholder Approval.
Section 7

Covenants

     . The Company agrees that, during such time as there are no persons serving on the Board that are representatives of Tredegar, or entities affiliated with Tredegar, and so long as Tredegar, together with its affiliates, hold at least 20,000 shares of Series D Preferred, Tredegar shall be entitled to designate one individual (the "Designee") (which Designee shall be reasonably acceptable to the Company) who shall be entitled to attend all meetings of the Board as an observer on behalf of Tredegar. The Designee shall have no right to vote as a director. The Company shall provide the Designee with copies of notices of all Board meetings, and all minutes, consents and all other materials that the Company provides to its directors in connection with Board meetings. Notwithstanding the foregoing, neither Tredegar, nor any of its members, directors, officers, employees, agents or representatives (including without limitation the Designee) (collectively, the
"Representatives") shall disclose any confidential or non-public information received by the Designee in its capacity as an observer. The use of any such confidential or non-public information by Tredegar or any Representative shall be solely for purposes of Tredegar's investment in the Company. Tredegar shall, at the Company's request, execute a reasonable nondisclosure agreement provided by the Company. The Company shall have the right to withhold any information from the Designee and to exclude the Designee from any meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Tredegar=s rights under this Section 7.1 are not assignable or transferable except to Aaffiliated persons or entities,@ which shall include, partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

     . The Company shall use its best efforts to obtain Stockholder Approval at a special Meeting of Stockholders to be held as soon as practicable following the Closing.
     7.3 Termination of Cryo-Asia Pte Ltd. The Company shall continue to use commercially reasonably efforts to terminate and dissolve Cryo-Asia Pte Ltd.
Section 8

Miscellaneous

     . This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

     . The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

     . Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Purchasers to purchase the Shares and obtain the Warrants on such purchase shall not be assignable without the prior written consent of the
Company.

     . This Agreement and the other documents delivered pursuant hereto at each Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by Purchasers holding at least sixty percent (60%) of the Shares.

     . All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed
(a)
if to a Purchaser, at such Purchaser's address, on Exhibit A of the
Agreement,
or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Purchaser.
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     . Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

     .  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT
HAS
NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL
UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     . This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     . In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     . The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     . The Company and the Purchaser shall each bear their own fees, costs and expenses incurred on their behalf with respect to the agreement and the transactions contemplated hereby and any amendments or waiver thereto.

     . Each Purchaser acknowledges that such Purchaser is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Series D Preferred Stock (and Common Stock issued upon conversion thereof).

     . Each party represents that it neither is nor will be obligated for any finder=s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder=s fee (and the cost and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder=s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.

[Signature Page Follows]           The foregoing Agreement is hereby executed
as of the date first above
written.

          "COMPANY"
          SUPERCONDUCTOR TECHNOLOGIES INC.
          a Delaware corporation
          By:
          Name:  Peter Thomas
          Title:  Chief Executive Officer

          "PURCHASERS"
          WILMINGTON SECURITIES, INC.

          By:
          Name:  Andrew H. McQuarrie
          Title:  Vice President

     TGI FUND III, LLC
          By: Tredegar Investments, Inc., its Manager



                             By:
                             Name:
                             Title:





[Signature Page to Purchase Agreement]


EXHIBIT A
SCHEDULE OF PURCHASERS


Purchaser           Number of Series    Number of        Purchase Price
                      D Shares          Warrants


Initial Closing

Wilmington             30,918            61,836            $1,545,900
Securities, Inc.
824 Market St.
Suite 900
Wilmington, DE
19801

TGI Fund III, LLC       46,378           92,756             $2,318,900
6501 Columbia Cntr
701 Fifth Ave.
Seattle, WA 98104

Initial Closing Totals   77,297          154,592            $3,864,800

Second Closing

Wilmington               9,082           18,164             $454,100
Securities, Inc.

TGI Fund II, LLC         13,622           27,244            $681,100

Third Closing Totals      22,704          45,408            $1,135,200


Cumulative Totals        100,000          200,000           $5,000,000

